Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES RESIGNATION

OF WET SEAL DIVISION CHIEF MERCHANDISING

OFFICER HARRIET SUSTARSIC

KIM BAJRECH AND DEBBIE SHINN ASSUME WET

SEAL MERCHANDISING LEADERSHIP

FOOTHILL RANCH, CA, October 5, 2012 — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced that Harriet Sustarsic, Wet Seal Division Chief Merchandising Officer, has resigned from the Company to assume the role of Senior Vice President – General Merchandise Manager for True Religion Brand Jeans. Ms. Sustarsic will remain with the Company until October 19th to assist with transition of her responsibilities.

Kim Bajrech and Debbie Shinn have assumed senior leadership of the Wet Seal merchandising organization, which they previously shared on an interim basis from November 2009 through November 2011.

Ken Seipel, President and Chief Operating Officer of The Wet Seal, Inc., commented: “We thank Harriet for her service to the Company since joining us late last year and wish her all the best in her new role at True Religion.”

Mr. Seipel continued, “We are pleased to have Wet Seal merchandising leadership in the very capable hands of Kim Bajrech and Debbie Shinn. As partners in this capacity previously for two years, Kim and Debbie led this team under our fast fashion merchandising model. During that prior tenure, comparable store sales grew in nine out of ten months from November 2010 through August 2011. Given this proven success, we have complete confidence in their ability to drive the return to our previous fast fashion merchandising strategy at Wet Seal.”

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of September 29, 2012, the Company operated a total of 554 stores in 47 states and Puerto Rico, including 473 Wet Seal stores and 81 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.